XOMA Ltd.
                               2910 Seventh Street
                           Berkeley, California 94710



                                                                    May 16, 2003


Millennium Pharmaceuticals, Inc.
mHoldings Trust
75 Sidney Street
Cambridge, Massachusetts  02139-4815


                 Re: Amendments to Note and Investment Agreement

Ladies and Gentlemen:

     Reference is made to the Convertible Subordinated Note, dated as of November 26, 2001, as amended by Amendment No. 1, dated as of November 5, 2002, in the principal sum of $5,000,000 (the "Note"), convertible into common shares, par value US$0.0005 per share, of XOMA Ltd. ("XOMA"), and the Investment Agreement, dated as of November 26, 2001 (the "Investment Agreement"), by and among XOMA, Millennium Pharmaceuticals, Inc. and mHoldings Trust. Capitalized terms used but not defined in this letter agreement have the meanings assigned thereto in the Investment Agreement.

     Notwithstanding any provisions of the Note or the Investment Agreement or any related agreement or resolutions to the contrary and without affecting the rights and obligations of the parties thereunder except as expressly set forth herein, the parties hereto agree as follows:

     1. Maturity Date of the Note. The principal of the Note shall be due and payable in a single installment on the earliest of: (a) February 26, 2004, (b) the tenth Business Day following the termination of the Development and License Agreement, and (c) the tenth Business Day following the first date on which the Common Shares are no longer listed on any Principal Trading Market. The earliest such date shall be the "Maturity Date" for purposes of the Note. Sections 6(c) and (e) of the Note are hereby amended to refer to a closing to take place on February 26, 2004 and the shares to be purchased at such closing.

     2. Remaining Closings Under the Investment Agreement. The Investment Agreement is hereby amended to the extent necessary to reflect the parties' agreement that the

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                                      -2-

Third, Fourth and Fifth Closing Dates and the Third, Fourth and Fifth Purchase Prices are modified as follows:

                                    Closing Date                 Purchase Price
                                    -----------------            --------------
           Third                    June 26, 2003                $4.0 million
           Fourth                   November 26, 2003            $9.0 million
           Fifth                    February 26, 2004            $7.0 million


and to make corresponding changes to all related definitions and provisions. In addition, the Investment Agreement is hereby amended to the extent necessary to reflect the parties' agreement that there shall be added Sixth, Seventh and Eighth Closing Dates and Sixth, Seventh and Eighth Purchase Prices as follows:

                                    Closing Date                 Purchase Price
                                    -----------------            --------------
           Sixth                    June 26, 2004                $6.0 million
           Seventh                  October 26, 2004             $6.0 million
           Eighth                   February 26, 2005            $5.5 million


and that the rights, obligations, conditions and other provisions in the Note, the Investment Agreement and the Registration Rights Agreement relating to each additional closing and the Shares purchased thereat shall be the same as those that apply to the other closings generally, mutatis mutandis, it being understood that the formula for determining the number of shares to be issued and purchased on each of the Sixth, Seventh and Eighth Closing Dates shall be re-applied at each closing using prices and time periods determined with reference to such Closing Date. The Investment Agreement is also hereby amended
(i) to provide that the condition set forth in Section 5.3(i) of the Investment Agreement shall apply only to the Fifth Closing (as provided above), (ii) to replace the reference to the "Fifth Closing Date" in Section 4.2(d) of the Investment Agreement with the "Eighth Closing Date" and (iii) to replace the reference to the "Fifth Closing" in the first sentence of Section 6.1 of the Investment Agreement with the "Eighth Closing." For the sake of clarity, the Shares sold on the Sixth, Seventh and Eighth Closing Dates shall be subject to the provisions of Sections 4.4 and 4.5 of the Investment Agreement.

     Notwithstanding the provisions hereof, if at any time prior to the Third, Fourth, Fifth, Sixth, Seventh and/or Eighth Closing Date the Development Program for either of the Licensed Products (as each such term is defined in the Development and License Agreement) is terminated in accordance with the terms of the Development and License Agreement, the Third, Fourth, Fifth, Sixth, Seventh and/or Eighth Purchase Price payable subsequent to the date of such termination shall be reduced as set forth on Exhibit A.

     3. Miscellaneous. Except as expressly modified hereby, the provisions of the Note and the Investment Agreement shall remain in full force and effect. This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. The headings on the paragraphs of this letter agreement are not to be considered as part of this letter agreement in construing this letter agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this letter agreement. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  Please acknowledge your agreement to the foregoing by executing below whereupon this letter shall become an effective agreement.


                                     Very truly yours,

                                     XOMA LTD.



                                     By:
                                           -------------------------
                                           Christopher J. Margolin
                                           Vice President, General
                                           Counsel and Secretary


AGREED and ACCEPTED as of the date first above written:

MILLENNIUM PHARMACEUTICALS, INC.


By:
      --------------------------------------------------
      Name:
      Title:

mHOLDINGS TRUST

By:   --------------------------------------------------
      Name:
      Title:

                                    EXHIBIT A

                          ADJUSTMENTS UPON TERMINATION
                 OF DEVELOPMENT PROGRAM FOR ONE LICENSED PRODUCT


                                   From                            To
                              --------------                 --------------
   Third Closing              USD $4,000,000                 USD $2,400,000
   Fourth Closing             USD $9,000,000                 USD $5,400,000
   Fifth Closing              USD $7,000,000                 USD $4,200,000
   Sixth Closing              USD $6,000,000                 USD $3,600,000
   Seventh Closing            USD $6,000,000                 USD $3,600,000
   Eighth Closing             USD $5,500,000                 USD $3,300,000